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Exhibit 99.2

FORM OF COVER LETTER TO
EXISTING STOCKHOLDERS

[LOGO]

January 2003

Dear QCR Holdings, Inc. Stockholder:

        To add convenience, security and value to your QCR Holdings, Inc. common stock ownership, we wish to inform you of an additional service that is now available to our stockholders.

        You may elect to participate in the Dividend Reinvestment Plan, which is free and available to all registered stockholders. This program allows stockholders to reinvest their cash dividends in QCR Holdings, Inc. common stock, without incurring a brokerage commission or fees.

        If you enroll in the Plan, you may also mail accumulated stock certificates to the Plan Administrator for Safekeeping.

        Information explaining how to participate in the Plan and Safekeeping Program is enclosed.

        If you have any questions about these services, please contract our transfer agent, Illinois Stock Transfer Company at (312) 427-2953 or (800) 757-5755, 7:30 a.m. to 4:00 p.m. Central Time. If you have any questions about the Corporation, please contact Todd A. Gipple, Executive Vice President and Chief Financial Officer, at (309) 736-3580.

        We take your investment in QCR Holdings, Inc. very seriously and thank you for your trust and consideration.

Sincerely,
/s/ MICHAEL A. BAUER	/s/ DOUGLAS M. HULQUIST
Michael A. Bauer Chairman	Douglas M. Hulquist President and CEO

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  Exhibit 99.2